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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

    McGILL, JR.           JOHN                     F.
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   (Last)               (First)                 (Middle)

    9419 MEADOWBROOK AVE.
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                                    (Street)

    PHILADELPHIA          PA                    19118
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


    THISTLE GROUP HOLDINGS, CO. "THTL"
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

    MAY 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   Chief Executive Officer
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7.  Individual or Joint/Group Filings
    (Check Applicable line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reponding Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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     COMMON STOCK                      05/11/01       M             33,310       A     1.80
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     COMMON STOCK                      05/11/01       F              6,352       D     9.44
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     COMMON STOCK                      05/11/01       M             27,758       A     2.07
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     COMMON STOCK                      05/11/01       F              6,087       D     9.44       177,975       D
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     COMMON STOCK                                                                                     500       I          DAUGHTER
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     COMMON STOCK                                                                                  10,711       I          ESOP
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     COMMON STOCK                                                                                  68,730       I          RSP
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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   OPTIONS          1.80      5/11/01   M             33,310  1/1/92   1/1/02  THTL COMMON  33,310                     D
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   OPTIONS          2.07      5/11/01   M             27,758  1/1/94   1/1/04  THTL COMMON  27,758                     D
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   OPTIONS                                                                                                   171,575   D
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Explanation of Responses:



/S/    JOHN F. McGILL, JR.                                   22 MAY 2001
-----------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.